UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2005
______________

iPass Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50327 (Commission File Number)	93-1214598 (IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California (Address of principal executive offices)	94065 (Zip Code)

(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 23, 2005, the Board of Directors (“Board”) of iPass Inc. approved a revised cash compensation arrangement for each of iPass’ non-employee directors, which arrangement replaced the previous cash compensation arrangement. Under this revised arrangement, each non-employee director receives: (a) $1,000 for each Board meeting attended; and (b) $1,000 for each Committee meeting attended (provided such non-employee director serves on that Committee). In addition, each non-employee director is reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or Committee meetings.

     In addition to the cash compensation set forth above, under iPass’ currently existing 2003 Non-Employee Directors Plan (referred to as the “Director’s Plan”): (a) any new non-employee director, upon joining the Board receives an option to purchase 120,000 shares of iPass common stock; and (b) each non-employee director receives on the day after each annual meeting of stockholders an option grant to purchase 30,000 shares of iPass common stock. Annual option grants to non-employee directors who have not served on the Board for the entire period preceding the annual meeting shall be reduced, pro rata, for each month that the person did not serve on the Board. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Directors’ Plan may not be exercised until vested. The initial option of 120,000 shares vests monthly over four years and the annual option grant of 30,000 shares vests monthly over one year beginning with the third anniversary of the date of grant. In the event of a merger of iPass with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving iPass, the vesting of each option will accelerate and the option will be fully vested and immediately exercisable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.
By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Vice President, General Counsel and Secretary

Dated: March 28, 2005